ACCOUNTANT'S CONSENT


The Board of Directors
Arguss Holdings, Inc.

We consent to incorporation by reference in the registration statements (No. 333-19277 and No. 333-27017) on Form S-8 and in the registration statements (No. 333-33083 and No. 333-62779) on Form S-3 of Arguss Holdings, Inc. of our report dated February 12, 1999, relating to the consolidated balance sheets of Arguss Holdings, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Arguss Holdings, Inc.

                                   /s/ KPMG Peat Marwick LLP
                                   ------------------------------
                                       KPMG Peat Marwick LLP


Boston, Massachusetts
March 12, 1999